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Contact:  Sheryl Williams (media)
          610-738-6493
          Sandra Menta (investors)
          610-738-6376

FOR IMMEDIATE RELEASE
---------------------

     Cephalon Announces Early Payment of $30 Million Revenue-Sharing Notes

     West Chester, PA -- December 30, 1999 -- Cephalon, Inc. (NASDAQ: CEPH) today announced that it has agreed to accelerate the maturity of the revenue-sharing notes that were initially offered in a private sale in February 1999. The notes will now mature during the first quarter of 2000, and will be retired for an aggregate cash payment of $35.5 million. Under the original terms of the notes, the company was to pay $30 million in cash for the notes in February 2002.

     Early payment of the notes shortens by two years the period during which noteholders are eligible to receive royalties on U.S. sales of PROVIGIL(R) (modafinil) Tablets [C-IV]. Investors will retain the Class B Warrants, which were issued in connection with the original offering of the notes, to purchase 480,000 shares of Cephalon common stock; the investors have the option to immediately exercise the warrants. The company will recognize a fourth quarter charge to earnings of approximately $11 million representing the payment premium, and unamortized debt discount and other costs recorded upon original issuance of the notes. The noteholders of the offering are The Kauffman Fund, Sprout Group and Delta Opportunity Fund.

     Cephalon, Inc., headquartered in West Chester, Pennsylvania, is an international biopharmaceutical company dedicated to the discovery, development and marketing of products to treat neurological disorders, sleep disorders and cancer.

     In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon's current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings projections, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" or other words and terms of similar meaning. Cephalon's performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties such as those set forth below and in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you are cautioned not to place too much reliance on any such factors or forward-looking statements. Furthermore, Cephalon does not intend (and it is not obligated) to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. This discussion is permitted by the Private Securities Litigation Reform Act of 1995.

     NOTE: Cephalon's press releases are posted on the Internet at the company's Web site at http://www.cephalon.com. They are also available by fax 24 hours a day at no charge by calling PR Newswire's Company News On-Call at 800-758-5804, extension 134563.